Exhibit 10.1

DAVITA INC.

SEVERANCE PLAN

DaVita Inc., a Delaware corporation (the “Company”), hereby adopts the DaVita Inc. Severance Plan (this “Plan”) for the benefit of certain Teammates of the Company and its subsidiaries.

This Plan is intended to secure the continued services and ensure the continued dedication of the Teammates (as defined in Section 1(c)) by providing to such Teammates certain protections in the event of a Qualifying Termination (as defined in Section 1(d)).

This Plan is intended to qualify as an employee welfare benefit plan as described in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a) “Code” means the Internal Revenue Code of 1986, as amended.

(b) “Company” means DaVita Inc., a Delaware corporation.

(c) “Teammate” means any person who is employed by the Company in an position of Vice President or Director.

(d) “Qualifying Termination” means the involuntary termination of a Teammate’s employment by the Company under circumstances for which the payment of severance payments and benefits under this Plan is approved by the Senior Vice President of People Services and the Assistant General Counsel – Labor of the Company; provided, however, that a Teammate will not incur a Qualifying Termination and will not receive severance payments and benefits under this Plan if (i) the Teammate’s employment is terminated by the Company for any action which the Company, in its sole discretion, determines is for material cause, including, but not limited to, failure to perform job responsibilities, violation of the Company’s policies and procedures, an act of fraud or dishonesty affecting or involving the Company, or a breach of a material provision of the Teammate’s employment agreement or other similar agreement with the Company, or (ii) a Teammate in the position of Director is terminated during the first year of the Teammate’s employment with the Company.

(e) “Termination Date” with respect to a Teammate means the date on which the Teammate’s employment is terminated by reason of a Qualifying Termination.

2. Payments and Benefits Upon Qualifying Termination. If a Teammate shall incur a Qualifying Termination, and the Teammate (or the Teammate’s executor or other legal representative in the case of the Teammate’s death or disability following such termination) executes and does not revoke a waiver and release agreement substantially in the form of Exhibit

A hereto (the “Waiver and Release”) and a noncompetition, nonsolicitation, confidentiality and cooperation agreement substantially in the form of Exhibit B hereto (the “Noncompetition Agreement”) within 28 days following the Termination Date, the Company shall provide to the Teammate, as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Waiver and Release and Noncompetition Agreement, the payments and benefits described in this Section 2. Notwithstanding the foregoing provisions of this Section 2, if, as a result of a Teammate’s termination of employment on the Termination Date, a Teammate is entitled to severance payments and benefits from the Company or any of its subsidiaries which are not payable pursuant to this Plan, but are payable pursuant to an employment agreement or other compensation arrangement entered into between such Teammate and the Company or any of its subsidiaries (“Other Severance Payments and Benefits”), the payments and benefits to be received by the Teammate pursuant to this Section 2 shall be reduced by the amount of the Other Severance Payments and Benefits, if any, received by the Teammate.

(a) The Company shall continue to pay to the Teammate (or the Teammate’s beneficiary or estate, as the case may be), commencing within 14 days following the date of execution of the Waiver and Release and Noncompetition Agreement, the Teammate’s base salary for the applicable period set forth below based on the Teammate’s job classification and period of service:

Job Classification	Period of Service	Salary Continuation Period
Vice President	Less than one year	6 months
Vice President	One year or more	12 months
Director	Less than 3 months	0-3 months
Director	3 to 24 months	3 months
Director	More than 24 months	6 months

The applicable salary continuation period set forth above may be extended in the sole discretion of the Chief Executive Officer or Chief Operating Officer of the Company.

(b) The Company shall provide outplacement assistance to the Teammate, the nature of which will be at the Company’s discretion.

(c) The Teammate’s stock options, restricted stock units, other stock-based awards, and other long-term incentives shall be treated in accordance with the terms of any agreements that Teammate has previously entered into with the Company concerning these benefits.

3. Delay of Payments. In the event that any payment or distribution to be made to a Teammate hereunder is determined to constitute “deferred compensation” subject to Section 409A of the Code, and the Teammate is determined to be a “specified employee” (as defined in Section 409A of the Code), such payment or distribution shall not be made before the date which is six months after the termination of the Teammate’s employment (or, if earlier, the date of the Teammate’s death).

4. Plan Administration; Claims Procedure.

(a) This Plan shall be interpreted and administered by the Company, or if the Company has delegated its authority to interpret and administer this Plan, by the person or persons appointed by the Company from time to time to interpret and administer this Plan (the “Plan Administrator”), who shall have complete authority, in his or her sole discretion subject to the express provisions of this Plan, to make all determinations necessary or advisable for the administration of this Plan. All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner in accordance with the procedure for claims and appeals described in Section 4(b).

(b) Any Teammate whose employment has been terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Teammate as to the disposition of such claim. Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Teammate to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Teammate may appeal the denial of such claim. The Teammate (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Teammate (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Teammate of the final decision with respect to such claim. Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.

(c) The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

5. Withholding Taxes. The Company will withhold from all payments due under this Plan to each Teammate (or the Teammate’s beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6. Amendment. The Company shall have the right, in its sole discretion, pursuant to action by the Chief Executive Officer of the Company, to amend this Plan in any respect; provided, however, that no amendment may reduce any severance payments or benefits due hereunder with respect to a Teammate who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the Noncompetition Agreement. In the event that this Plan is determined to be a “deferred compensation plan” subject to Section 409A of the Code, the Committee shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the payments and benefits due to the Teammates hereunder.

7. Effect of Plan. Any amount payable pursuant to this Plan shall be reduced by any other amount of severance relating to salary continuation or any other continuation of medical coverage to be received by the Teammate upon termination of employment of the Teammate under any severance plan, policy or arrangement of the Company. Subject to the foregoing and to the provisions of Sections 2 and 8 hereof, the rights of, and benefits payable to, a Teammate pursuant to this Plan are in addition to any rights of, or benefits payable to, a Teammate under any other Teammate benefit plan or compensation program of the Company. All rights of a Teammate under any such plan or program shall be determined in accordance with the provisions of such plan or program.

8. Offset; Mitigation.

(a) If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(b) Any amount payable pursuant to this Plan shall also be reduced by any amount of compensation received by the Teammate from another employer (as a Teammate, consultant, or independent contractor) during the applicable salary continuation period set forth in Section 2(a) hereof. Teammate may not defer compensation with his new employer or client or take any other action in an effort to avoid the dollar-for-dollar reduction required by this Plan, and that if Teammate does take such action, the benefits under this Plan may be reduced by the Plan Administrator in its sole discretion.

(c) A Teammate who is entitled to receive severance payments and benefits hereunder shall be obligated to seek other employment and to take all other reasonable actions so as to mitigate the amounts payable and the benefits to be provided to such Teammate under any of the provisions of this Plan.

9. Unfunded Plan. This Plan shall not be funded. No Teammate entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but a Teammate shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Plan.

10. Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If a Teammate shall die while any amounts would be payable to the Teammate under this Plan had the Teammate continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Teammate to receive such amounts or, if no person is so appointed, to the estate of the Teammate.

11. Non-Assignability. None of the payments, benefits or rights of any Teammate shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Teammate. Except as otherwise provided herein or by law, no right or interest of any Teammate under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Teammate under this Plan shall be subject to any obligation or liability of such Teammate.

12. No Rights to Continued Employment. Neither the adoption of this Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Teammate the right to be retained in the service of the Company, and all Teammates shall remain subject to discharge to the same extent as if this Plan had not been adopted.

13. Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Teammate, present and future, and any successor to the Company or one of its subsidiaries. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 16, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

14. Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

15. Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

16. Effective Date and Term. This Plan shall be effective as of the date hereof and shall end on the date on which this Plan is terminated by the Company; provided that this Plan and the obligations of the Company hereunder shall not terminate with respect any severance payments or benefits due hereunder with respect to a Teammate who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the Noncompetition Agreement until such obligations have been fully satisfied by the Company.

17. Employment with, and Action by, Subsidiaries. For purposes of this Plan, employment with the Company or actions taken by the Company with respect to the Teammate shall include employment with or actions taken by any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

18. Governing Law; Validity. This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by ERISA or other Federal law, which shall otherwise control. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

EXHIBIT A

TO PLAN

WAIVER AND RELEASE AGREEMENT

1. In satisfaction of the condition to receive the payments (other than the payment of accrued wages and reimbursable expenses incurred as an employee of DaVita Inc. (the “Company”), which I acknowledge have previously been fully paid) and benefits described in the DaVita Inc. Severance Plan (the “Plan”), I,                                                                  , on behalf of my spouse, heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company, together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions causes of action, claims or liabilities of any kind that have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment and all other positions with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement (“Release”), including but not limited to:

(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1991, as amended, the Equal Pay Act of 1962, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the National Labor Relations Act, as amended, Insert state discrimination, wage, and other relevant laws, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)

any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees,

but excluding any claims which by law I cannot waive, and any claim that the Company has failed to make any payments or to provide any of the benefits pursuant to the Plan.

2. I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to the claims released above.

3. I further acknowledge and agree that if I breach the provisions of paragraph (2) above, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to make any additional payments or provide any additional benefits under the Plan, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all of the payments (other than accrued base salary, unused vacation and accrued reimbursable expenses) paid to me under the Plan. I further agree that the foregoing covenants in this paragraph (3) shall not affect the validity of this Release and shall not be deemed to be a penalty nor a forfeiture.

4. To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency or any other person or entity pursue any claims on my behalf arising out of or related to any of the claims released above. Should I file a lawsuit based on any claim that I cannot waive due to public policy or should such a lawsuit be filed by or on behalf of a third party, including, but not limited to, the government, I agree to donate any monies that I might be entitled to or receive from such lawsuit to The Kidney TRUST.

5. To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on the job injury for which I have not already filed a claim.

6. I expressly represent and warrant that I am the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by me herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that I have the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. I further represent and warrant that I am unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Company pursuant to the Plan. I agree to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages which may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.

7. I understand that this Release includes a release of all known and unknown claims. [For teammates age 40 or older add, including claims under the Federal Age Discrimination in Employment Act.]

8. [For CA teammates only] It is my intention that the releases contained herein be general in nature and as broad as may be granted under applicable law, and that this Release fully and finally settle and forever resolve all of the matters released herein, even those which are unknown, unanticipated, or unsuspected. I hereby expressly waive all benefits and protections I may have under Section 1542 of the Civil Code of California, as well as under any other statutes, legal decisions, or common law principles of similar effect (“Similar Provisions”) to the extent that such benefits or protections may contravene the provisions of this Release. Section 1542 of the Civil Code of California states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

9. [For CA teammates only] I expressly and knowingly acknowledge that I or my attorneys may hereafter discover facts, circumstances, claims, damages, or law different from or in addition to those which I or they now know or believe to exist, be true, or be applicable with respect to this Release, the matters released herein, and/or the Releasees, but agree that this Release shall nonetheless be and remain fully effective according to its terms. Thus, notwithstanding the provisions of Section 1542 or any Similar Provisions, I represent, warrant, and covenant that it is my intention hereby fully, finally, and forever to settle and release all matters released herein, including those which I do not know of or suspect to exist in my favor at the time of executing this Release. I hereby acknowledge that the foregoing waiver of Section 1542 and Similar Provisions was separately bargained for and is a key element of this Release.

10. [For teammates age 40 or older] I acknowledge that this Release does not waive any right or claim that I may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, that arise after the date of execution of this Release, with the understanding that any claim that I may have based upon my separation from employment with the Company has arisen prior to the execution of this Release. I also acknowledge that I must execute this Release in order to obtain the severance under the Plan.

11. [For Teammates age 40 or older] I acknowledge that I have had at least twenty-one (21) calendar days after the receipt of this Release to consider signing this Release and that I may voluntarily choose to waive this 21-day period. In addition, I have seven (7) calendar days after signing this Release to revoke it, in which case this Release will be null and void. Any such revocation must be in writing and be submitted to the Company’s Vice President and General Counsel, within such seven (7) day period. I understand that if I sign this Release and do not revoke it within seven (7) calendar days after signing, this Release will become fully effective and enforceable. I also understand that no payments (other than the payment of accrued base salary, unused vacation and reimbursable expenses which I acknowledge have previous been fully paid) will be paid to me under the Plan until the seven (7) calendar day revocation period has expired without my having revoked this Release.

12. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I have been advised to obtain or have obtained representation by counsel in connection with my execution of this Release and that I have voluntarily executed this Release by signing below.

13. I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

14. I agree that this Release shall be governed by and construed and enforced in accordance with the laws of the State of                      without giving effect to the conflict of laws principles thereof.

(Date)

EXHIBIT B

TO PLAN

NONCOMPETITION, NONSOLICITATION, CONFIDENTIALITY

AND COOPERATION AGREEMENT

This Noncompetition, Nonsolicitation, Confidentiality and Cooperation Agreement (this “Noncompetition Agreement”) is executed by DaVita Inc., a Delaware corporation (the “Company”), and                                  (the “Employee”) on this          day of                     , 200    , pursuant to Section 2 of and is an integral part of the DaVita Inc. Severance Plan (the “Plan”).

WHEREAS, the Employee is a participant in the Plan and the Employee’s employment with the Company and its subsidiaries is terminating;

WHEREAS, the Employee acknowledges that the benefits to be provided to the Employee under the Plan are in consideration of, and are sufficient to support, the covenants set forth in this Noncompetition Agreement; and

WHEREAS, the Employee understands that the Company regards the representations and covenants by the Employee in this Noncompetition Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Employee pursuant to the Plan.

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

1. Severance Benefits. The Employee’s employment with the Company and its subsidiaries shall terminate on             , and the Employee shall receive the severance benefits set forth in the Plan in accordance with the terms and subject to the conditions thereof.

2. Noncompetition; Nonsolicitation. (a) General. The Employee acknowledges that in the course of the Employee’s employment with the Company the Employee has become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries, that the Employee’s services were of special, unique and extraordinary value to the Company and its affiliates, and that but for Employee’s employment with the Company, Employee would not have had access to the Company’s trade secrets or other confidential information.

(b) Noncompetition. The Employee agrees that during the period commencing on the Employee’s Termination Date (as defined in the Plan) and ending at the end of the salary continuation period applicable to the Employee under Section 2(a) of the Plan (the “Noncompetition Period”), the Employee shall not: (i) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, director, or advisor on a paid or unpaid basis of any individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that is within the United States (for VP or business officer teammate)/within a 50-mile radius of the territory that Employee was responsible for (for

RODs) and that is either is in the business of or, directly or indirectly, derives any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services; (ii) directly or indirectly, own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity within the United States (for VP or business officer teammate)/within a 50-mile radius of the territory that Employee was responsible for (for RODs), where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates; (iii) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, director, or advisor on a paid or unpaid basis of and Person that has been or may currently be a supplier to or client of the Company; or (iv) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, director, or advisor on a paid or unpaid basis for any physician group, affiliated physician group, or physician partners who provide nephrology-related services. As used herein, the term “dialysis services” or “renal care services” includes, but shall not be limited to, all dialysis services and nephrology-related services provided by the Company at any time during the period of Employee’s employment, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, drug purchasing, drug distribution, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease (“ESRD”) or pre-end stage renal disease, including any dialysis services provided in an acute hospital. The term “ESRD” shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Employee acknowledges that the nature of the Company’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company’s place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activities shall not include the ownership of 1% or less of the issued and outstanding stock, which is purchased in the open market, of a public company that conducts business that is similar to or competitive with the business carried on by the Company or any of its subsidiaries or affiliates.

Notwithstanding anything set forth herein, Employee shall not be prohibited from being employed (as an employee or independent contractor) by any Person that provides dialysis services and/or renal care services, as those terms as defined above, so long as such services constitutes no more than 5% of that Person’s total business operations and so long as Employee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis services and/or renal care services provided by that Person.

Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete is reasonable. [For VPs and CBOs Directors add: In particular, Employee agrees that his/her position is national in scope and that he/she will have an impact on every location where the Company currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like his position, this covenant cannot be limited to any particular geographic region.]

(c) Nonsolicitation. The Employee further agrees that during the Noncompetition Period the Employee shall not (i) solicit any of the Company’s employees to work for any Person, (ii) hire any of the Company’s employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of the Company’s employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of the Company, either individually or collectively, to patronize any competing dialysis facility; (v) request or advise any patient, customer, or supplier of the Company to withdraw, curtail, or cancel such person’s business with the Company; (vi) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of the Company were to withdraw, curtail, or cancel such person’s business with the Company; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company or induce or encourage any other person under contract with the Company to curtail or terminated such person’s affiliation or contractual relationship with the Company; (viii) disclose to any Person the names or addresses of any patient or customer of the Company or of any physician (or former physician) affiliated with the Company; or (ix) disparage the Company or any of its agents, employees, or affiliated physicians in any fashion.

(d) Reformation. If, at any time of enforcement of this Section 2 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Employee agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Noncompetition Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 2.

3. Confidentiality. (a) Employee acknowledges and agrees that: (i) in the course of his employment by the Company, it will or may be necessary for Employee to create, use, or have access to (A) technical, business, or customer information, materials, or data relating to the Company’s present or planned business that has not been released to the public with the Company’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to the Company or relating to the Company’s affairs (collectively, “Confidential Information”) and (B) information and materials that concern the Company’s business that come into the Company’s possession by reason of employment with the Company (collectively, “Business Related Information”); (ii) all Confidential Information and Business Related Information are the property of the Company; (iii) the use, misappropriation, or disclosure of any Confidential Information or Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s goodwill and maintenance of the Company’s competitive position that all Confidential Information and Business Related Information be kept confidential and that Employee not disclose any Confidential Information or Business Related Information to others or use Confidential Information or Business Related Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 3(a) above, Employee agrees that until the Confidential Information and/or Business Related Information

becomes publicly available (other than through a breach by Employee), Employee shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for the Company, its successors, and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company’s organization at any time, either during employment with the Company or subsequent to the termination of employment with the Company for any reason, any Confidential Information and Business Related Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to the Company; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Company material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Company material to the Company, and Employee shall not make or retain any copies or extracts thereof.

(d) Employee also agrees that he or she will not become employed by or enter into service with any Person in which he or she will be obligated to disclose or use any Confidential Information or Business Related Information, or where such disclosure would be inevitable because of the nature of the position. He also agrees that he will not provide advice to any Person concerning Confidential Information or Business Related Information or provide advice to any Person concerning the negotiation of any agreements with the Company. Similarly, he will not negotiate any agreements on behalf of any Person with the Company. Employee shall confirm, in writing, that he is complying with the terms of this provision in response to any inquiry by the Company.

4. Cooperation. The Employee agrees that the Employee will be reasonably available to the Company and its affiliates during the Noncompetition Period for interviews by the Company or its affiliates and to respond to requests by the Company or its affiliates for information pertaining to or relating to the Employee’s compliance with this Noncompetition Agreement. The Employee will cooperate fully with the Company in connection with the transition of his duties and with any and all existing or future litigation or investigations brought by or against the Company or any its affiliates in which and to the extent the Company deems the Employee’s cooperation necessary. Such cooperation shall include, but not be limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. The Employee understands that the Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation. The Employee will act in good faith to furnish the information and cooperation required by this Section 4 and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for the Employee.

5. Compliance. In addition to filling out the Compliance Questionnaire, below, Employee agrees to be available to participate in an exit interview with the Company’s Corporate Compliance Department or its designee. In the event an interview is desired, at the sole discretion of the Company, the Company will contact the Employee to establish a mutually agreeable time for the interview. The Employee is required to answer any questions fully and completely, and a failure to do so is a material breach of this Agreement.

6. Enforcement. The Employee agrees that any remaining severance payments and benefits of the Employee under the Plan shall be forfeited, and any amounts previously received by the Employee under the Plan shall be repaid by the Employee to the Company, if the Employee breaches any provision of Section 2 or 3 or 4 or 5 of this Noncompetition Agreement and further acknowledges that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 2 or 3 or 4 or 5 of this Noncompetition Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Employee agrees that the Company and its successors and permitted assigns shall be entitled, in addition to the forfeiture of the Employee’s remaining severance payments and benefits under the Plan, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

7. Entire Agreement. The Plan, the Waiver and Release (as such term is defined in the Plan), this Noncompetition Agreement constitute the entire understanding between the parties. The Employee has not relied on any oral statements that are not included in the Plan, the Waiver and Release, this Noncompetition Agreement or the Release of Severance Payments and Benefits.

8. Severability. If any provision of this Noncompetition Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Noncompetition Agreement shall be construed and enforced as if such provision had not been included.

9. Governing Law. This Noncompetition Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, or other Federal law, which shall otherwise control.

IN WITNESS WHEREOF, the Company has caused this Noncompetition Agreement to be executed by a duly authorized officer of the Company and the Employee has executed this Noncompetition Agreement as of the day and year first above written.

DAVITA INC.

By:

EMPLOYEE

[Employee’s Name]

INTEROFFICE MEMORANDUM

TO:	NAME

FROM:

SUBJECT:	COMPLIANCE

DATE:

DaVita Inc. takes its obligations to comply with federal and state laws and regulations seriously. We are committed to investigating and correcting any suspected instances of non-compliance that may exist in the Company, which may have arisen while you were employed by DaVita Inc. To that end, I am asking you to answer the questions set forth below. Your answer should be based on any suspicion that you may have had while employed by DaVita Inc. Because this is such an important issue, you will not receive any severance payment, if you are entitled to such payment, until you have answered these questions and returned this memorandum to me. The amount of your severance payment, however, will not be affected by how you answer these questions. We want you to answer these questions honestly and completely. I thank you in advance for your cooperation and wish you the best of luck.

COMPLIANCE QUESTIONS

1)	Please check one of the following:

☐ No, I am not aware of any suspected violation of any federal or state law or regulation.

☐ Yes, I am aware of a suspected violation of federal or state laws or regulations.

2)	If your answer to No. 1 was “Yes,” please set forth, in as much detail as possible, what violations(s) you are aware of and the factual basis for your answer (attach paper if you need to):
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
_______________________________________________________________________________________________________

I certify that the above is true and correct.

NAME	Date